Exhibit 99.1

Leaving Las Vegas: AITX’s RAD Emerges Victorious from ISC West 2024, Unveiling Unprecedented Expansion Opportunities

New and Expansion Opportunities from Security Trade Show Approaches 1000 Units

Detroit, Michigan, April 16, 2024 -- Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), returned triumphant from its participation at ISC West 2024, marking a watershed moment in the Company’s journey towards unparalleled growth and innovation. The annual gathering, renowned as the premier event for the security industry, served as a platform for RAD to showcase its cutting-edge lineup of AI-powered security and safety solutions and to forge lucrative connections with industry leaders and stakeholders. Following the successful event, RAD is thrilled to announce a wave of expansion opportunities and prospective contracts, illuminating a path towards extraordinary market penetration and influence across a diverse array of sectors. With a resounding testament to the power of innovation and strategic partnerships, RAD’s presence at ISC West 2024 has initiated a seismic shift in the landscape of autonomous intelligent security, potentially propelling the Company towards unprecedented heights of success and prosperity.

“We go into every trade show with great optimism, but this ISC West surpasses all previous show appearances,” said Steve Reinharz, CEO of AITX and RAD. “The confidence that the entire RAD team projected was well received by the clients and prospects we met with. From all account, the RAD sales funnel is swiftly flowing with these opportunities nearing the goal line of increased RMR and potential cash flow positivity.”

Highlights and Analysis of RAD at ISC West 2024

●	High Demand for ROSA™: ROSA units continue to show the highest demand among all device types, with significant interest from sectors including property surveillance, educational institutions, and automotive industries.
●	Continued, Accelerating Interest in RIO™: RIO devices are also gaining traction, particularly within the automotive sector and in various security services, indicating a broad acceptance of this technology in robust security solutions.
●	Consistent Market Penetration for AVA™: AVA, RAD’s outdoor access control solution experienced steady interest, especially from sectors such as critical infrastructure security and logistics.

Significant Expansion Opportunities and Potential Contracts as a Result of RAD’s ISC West Participation:

●	A Fortune 100 provider of diagnostic equipment has specified 120 units in Phase 1 of their RAD rollout, signaling a strong entry into the biotechnology and healthcare markets.
●	A nationwide operator of specialty shopping malls is expected to place 22 RIO units on order for an initial deployment with the possibility of expanding to 480 units across 40 locations, this represents a significant scaling opportunity in retail sector security.
●	A Fortune 250 auto reseller quickly moved from interest in a single RIO unit during discussions at ISC West to rolling out to potentially 300+ locations, underscoring substantial growth potential in automotive retail security.

●	A nationwide top 25 healthcare provider plans to replace several dozen existing solar-powered security towers with RAD’s RIO, showing continued penetration into healthcare security solutions. It was announced on April 11, 2024, that this client had ordered 3 RIO units as part of their initial RAD rollout.
●	A Fortune 500 logistics and supply chain company, an existing RAD client, has expressed interest in potentially as many as 50 RIO devices plus 50 TOM devices. This opportunity represents a major expansion of RAD solutions within logistics and distribution security.

Device Totals from Opportunities Created or Nurtured During ISC West 2024

●	ROSA: Greater than 400 units
●	RIO: An estimate of 250 units
●	AVA: Approximately 120 units
●	TOM: The potential for 50 units
●	Plus, dozens of opportunities presented by RAD’s direct end-users and channel partners

RAD President, Mark Folmer, CPP, PSP, FSyI, commented, “This was a remarkable ISC West for RAD, one for the history books. The vast opportunities from existing and new clients continued to present themselves on the show floor and during private meetings. We could not have asked for a more receptive marketplace.”

RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, and ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz